 Exhibit 99.1
February 16, 2024
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Jack Bonnikson (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Strong Earnings and Margin Expansion Underpinned by
Uniquely Positioned Aggregates Business

Fourth Quarter Earnings per Share Increased 89% and Gross Profit Margin Expanded 550 bps

Earnings Growth Expected Again in 2024

Birmingham, Alabama – February 16, 2024 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter and year ended December 31, 2023.

Financial Highlights Include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2023	2022	2023	2022
Total revenues	$1,834	$1,732	$7,782	$7,315
Gross profit	$472	$350	$1,949	$1,558
Selling, Administrative and General (SAG)	$142	$126	$543	$515
As % of Total revenues	7.8%	7.3%	7.0%	7.0%
Net earnings attributable to Vulcan	$227	$119	$933	$576
Adjusted EBITDA	$476	$375	$2,011	$1,626
Earnings attributable to Vulcan from continuing operations per diluted share	$1.72	$0.91	$7.06	$4.45
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.46	$1.08	$7.00	$5.11
Aggregates segment
Shipments (tons)	55.3	54.2	234.3	236.3
Freight-adjusted sales price per ton	$19.32	$16.96	$19.00	$16.40
Gross profit per ton	$7.67	$6.04	$7.40	$5.96
Cash gross profit per ton	$9.92	$8.19	$9.46	$7.83

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “2023 was an exceptional year for Vulcan Materials.  We generated over $2 billion in Adjusted EBITDA, a 24 percent increase over the prior year, expanded EBITDA margin by 360 basis points and generated $1.5 billion of operating cash flow that can be deployed to grow our business.  Our industry leading aggregates cash gross profit per ton increased each quarter on a year-over-year basis and was $9.46 per ton for the full year, a 21 percent improvement over the prior year.  Six consecutive years of unit profitability improvement during a continuously shifting macro backdrop demonstrates the durability of our uniquely positioned aggregates-led business.  We carry momentum into 2024, and our focus is the same - compounding unit margins through all parts of the cycle and creating value for our shareholders through improving returns on capital.”

February 16, 2024
FOR IMMEDIATE RELEASE
Fourth Quarter Segment Results

Aggregates
Fourth quarter segment gross profit increased 30 percent to $424 million ($7.67 per ton), and gross profit margin expanded 400 basis points.  Cash gross profit improved to $9.92 per ton resulting from continued pricing momentum, solid execution and moderating inflationary pressures.  Improvements in unit profitability were widespread across the Company’s footprint and marked the seventh consecutive quarter of year-over-year growth.

As compared to the prior year, fourth quarter aggregates shipments increased 2 percent.  Shipments in the prior year were disrupted by abnormally wet and cold weather across the majority of the Company’s footprint.  Certain markets in the Southeast continued to benefit from industrial-related nonresidential project activity.

The pricing environment remained positive with all markets realizing year-over-year improvement in the fourth quarter.  Freight-adjusted selling prices increased 14 percent versus the prior year.  Freight-adjusted unit cash cost of sales increased 7 percent, marking the third consecutive quarter of unit cost deceleration on a trailing-twelve months basis.  Unit cost benefited from lower diesel prices and moderating inflationary pressures on certain parts and supplies.

Asphalt, Concrete and Calcium
Fourth quarter Asphalt segment gross profit was $36 million, an increase of $19 million over the prior year, and gross profit margin expanded 550 basis points to 13 percent.  Shipments increased 20 percent, and price improved 2 percent.  Cash gross profit was $45 million in the fourth quarter, an increase of 73 percent versus the prior year.  Fourth quarter Concrete segment gross profit was $11 million versus $5 million in the prior year.  Cash gross profit was $24 million, and unit cash gross profit improved 53 percent despite lower volumes.  Both the current and prior year included results from now divested concrete assets.  Calcium segment gross profit was $0.6 million compared to $1.1 million in the prior year’s fourth quarter.

Financial Position, Liquidity and Capital Allocation

In 2023, cash provided by operating activities was $1.5 billion, a 34 percent increase over the prior year.
Capital expenditures for maintenance and growth projects were $243 million in the fourth quarter and $625 million for the full year.  The Company expects to spend $625 to $675 million for maintenance and growth projects in 2024.

As planned, the Company deployed $204 million of capital for opportunistic purchases of strategic reserves in California, North Carolina and Texas in the second half of the year.  Additionally, we completed the disposition of our concrete operations in Texas during the fourth quarter.  The sale generated cash proceeds of $485 million that is available to redeploy into our aggregates-led franchise.  During the quarter, the Company also sold real estate in Northern Virginia for cash proceeds of $66 million.

During the year, the Company returned $428 million to shareholders through $200 million of common stock repurchases and $228 million of dividends.  At December 31, 2023, the ratio of total debt to Adjusted EBITDA was 1.9 times, or 1.5 times on a net debt basis, reflecting over $900 million of cash on hand.  The Company’s weighted-average debt maturity was 10 years, and the effective weighted average interest rate was 4.9 percent.  On a trailing-twelve months basis, return on average invested capital improved 280 basis points to 16.3 percent through a combination of solid operating earnings and disciplined capital management.

February 16, 2024
FOR IMMEDIATE RELEASE
Outlook

Regarding the Company’s outlook, Mr. Hill said, “We are well positioned to deliver another year of earnings growth and strong cash generation in 2024.  The pricing environment remains positive, and we expect pricing momentum and operational execution will lead to attractive expansion in aggregates unit profitability, regardless of the macro demand environment.”

Management expectations for 2024 include:
•	Continued improvement in Aggregates segment cash gross profit per ton ($9.46 in 2023)
o	Total shipments flat to down 4 percent (234.3 million tons in 2023)
o	Freight-adjusted price improvement of 10 to 12 percent ($19.00 in 2023)
o	Mid-single digit increase in freight-adjusted cash cost (freight-adjusted price less segment cash gross profit per ton; $9.54 in 2023)
•
Total Asphalt, Concrete and Calcium segment cash gross profit of approximately $275 million ($323 million in 2023; which included approximately 4 million cubic yards from concrete operations divested in late 2023)

o	Relative contribution of approximately 70 percent asphalt and 30 percent concrete
•	Selling, Administrative and General expenses of $550 to $560 million ($543 million in 2023)
•	Interest expense of approximately $155 million
•	Depreciation, depletion, accretion and amortization expense of approximately $610 million
•	An effective tax rate of 22 to 23 percent
•	Net earnings attributable to Vulcan of $1.07 to $1.19 billion
•	Adjusted EBITDA between $2.15 and $2.30 billion

Conference Call
Vulcan will host a conference call at 9:00 a.m. CT on February 16, 2024.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-274-8461, or 203-518-9814 if outside the U.S.  The conference ID is 4460325.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

February 16, 2024
FOR IMMEDIATE RELEASE
FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company and Subsidiary Companies

(in millions, except per share data)
		Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings		December 31		December 31
(Condensed and unaudited)	2023	2022	2023	2022

Total revenues	$1,834.3	$1,731.9	$7,781.9	$7,315.2
Cost of revenues	(1,362.1)	(1,382.0)	(5,833.4)	(5,757.5)
Gross profit	472.2	349.9	1,948.5	1,557.7
Selling, administrative and general expenses	(142.4)	(126.4)	(542.8)	(515.1)
Gain (loss) on sale of property, plant & equipment and businesses	53.7	(17.7)	76.4	10.7
Loss on impairments	0.0	(0.1)	(28.3)	(67.9)
Other operating expense, net	(13.4)	(14.2)	(26.4)	(34.0)
Operating earnings	370.1	191.5	1,427.4	951.4
Other nonoperating income (expense), net	2.6	6.9	(2.7)	5.1
Interest expense, net	(37.4)	(47.6)	(179.6)	(168.4)
Earnings from continuing operations before income taxes	335.3	150.8	1,245.1	788.1
Income tax expense	(105.0)	(28.5)	(299.4)	(193.0)
Earnings from continuing operations	230.3	122.3	945.7	595.1
Loss on discontinued operations, net of tax	(2.2)	(2.5)	(10.8)	(18.6)
Net earnings	228.1	119.8	934.9	576.5
Earnings attributable to noncontrolling interest	(0.6)	(0.4)	(1.7)	(0.9)
Net earnings attributable to Vulcan	$227.5	$119.4	$933.2	$575.6

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.73	$0.92	$7.10	$4.47
Discontinued operations	$(0.02)	$(0.02)	$(0.08)	$(0.14)
Net earnings	$1.71	$0.90	$7.02	$4.33

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.72	$0.91	$7.06	$4.45
Discontinued operations	$(0.02)	$(0.02)	$(0.08)	$(0.14)
Net earnings	$1.70	$0.89	$6.98	$4.31

Weighted-average common shares outstanding
Basic	132.7	133.0	133.0	133.0
Assuming dilution	133.5	133.7	133.7	133.6
Effective tax rate from continuing operations	31.3%	18.9%	24.0%	24.5%

Table B
Vulcan Materials Company
and Subsidiary Companies
(in millions)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2023	2022
Assets
Cash and cash equivalents	$931.1	$161.4
Restricted cash	18.1	0.1
Accounts and notes receivable
Accounts and notes receivable, gross	903.3	1,056.2
Allowance for credit losses	(13.6)	(10.9)
Accounts and notes receivable, net	889.7	1,045.3
Inventories
Finished products	494.4	439.3
Raw materials	51.2	63.4
Products in process	6.5	6.0
Operating supplies and other	63.5	70.6
Inventories	615.6	579.3
Other current assets	70.4	115.9
Total current assets	2,524.9	1,902.0
Investments and long-term receivables	31.3	31.8
Property, plant & equipment
Property, plant & equipment, cost	11,835.5	11,306.4
Allowances for depreciation, depletion & amortization	(5,617.8)	(5,255.1)
Property, plant & equipment, net	6,217.7	6,051.3
Operating lease right-of-use assets, net	511.7	572.6
Goodwill	3,531.7	3,689.6
Other intangible assets, net	1,460.7	1,702.1
Other noncurrent assets	267.7	285.2
Total assets	$14,545.7	$14,234.6
Liabilities
Current maturities of long-term debt	0.5	0.5
Short-term debt	0.0	100.0
Trade payables and accruals	390.4	454.5
Other current liabilities	406.7	401.6
Total current liabilities	797.6	956.6
Long-term debt	3,877.3	3,875.2
Deferred income taxes, net	1,028.9	1,072.8
Deferred revenue	145.3	159.8
Noncurrent operating lease liabilities	507.4	548.4
Other noncurrent liabilities	681.3	669.6
Total liabilities	$7,037.8	$7,282.4
Equity
Common stock, $1 par value	132.1	132.9
Capital in excess of par value	2,880.1	2,839.0
Retained earnings	4,615.0	4,111.4
Accumulated other comprehensive loss	(143.8)	(154.7)
Total shareholder's equity	7,483.4	6,928.6
Noncontrolling interest	24.5	23.6
Total equity	$7,507.9	$6,952.2
Total liabilities and equity	$14,545.7	$14,234.6

Table C
Vulcan Materials Company
and Subsidiary Companies
(in millions)
		Twelve Months Ended
Consolidated Statements of Cash Flows		December 31
(Condensed and unaudited)	2023	2022
Operating Activities
Net earnings	$934.9	$576.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	617.0	587.5
Noncash operating lease expense	53.9	60.3
Net gain on sale of property, plant & equipment and businesses	(76.4)	(10.7)
Loss on impairments	28.3	67.9
Contributions to pension plans	(7.4)	(7.8)
Share-based compensation expense	63.2	41.1
Deferred income taxes, net	(43.3)	57.7
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(47.3)	(248.5)
Other, net	13.9	24.2
Net cash provided by operating activities	$1,536.8	$1,148.2
Investing Activities
Purchases of property, plant & equipment	(872.6)	(612.6)
Proceeds from sale of property, plant & equipment	94.6	38.7
Proceeds from sale of businesses	613.6	50.0
Payment for businesses acquired, net of acquired cash and adjustments	0.9	(529.2)
Other, net	0.0	0.1
Net cash used for investing activities	$(163.5)	$(1,053.0)
Financing Activities
Proceeds from short-term debt	166.1	1,361.0
Payment of short-term debt	(266.1)	(1,261.0)
Payment of current maturities and long-term debt	(550.5)	(557.7)
Proceeds from issuance of long-term debt	550.0	550.0
Debt issuance and exchange costs	(3.4)	(2.8)
Payment of finance leases	(30.8)	(33.8)
Purchases of common stock	(200.0)	0.0
Dividends paid	(228.4)	(212.6)
Share-based compensation, shares withheld for taxes	(21.9)	(18.5)
Distribution to noncontrolling interest	(0.8)	0.0
Other, net	0.2	0.2
Net cash used for financing activities	$(585.6)	$(175.2)
Net increase (decrease) in cash and cash equivalents and restricted cash	787.7	(80.0)
Cash and cash equivalents and restricted cash at beginning of year	161.5	241.5
Cash and cash equivalents and restricted cash at end of year	$949.2	$161.5

			Table D
Segment Financial Data and Unit Shipments
			(in millions, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
2023	2022	2023	2022
Total Revenues
Aggregates [1]	$1,411.0	$1,259.3	$5,909.9	$5,272.8
Asphalt [2]	286.4	238.1	1,140.7	990.2
Concrete	256.0	360.5	1,249.3	1,593.9
Calcium	2.0	2.4	9.0	7.8
Segment sales	$1,955.4	$1,860.3	$8,308.9	$7,864.7
Aggregates intersegment sales	(121.1)	(128.4)	(527.0)	(549.5)
Total revenues	$1,834.3	$1,731.9	$7,781.9	$7,315.2

Gross Profit
Aggregates	$423.9	$327.1	$1,733.6	$1,408.5
Asphalt	36.3	17.1	149.6	57.3
Concrete	11.4	4.6	62.1	89.3
Calcium	0.6	1.1	3.2	2.6
Total	$472.2	$349.9	$1,948.5	$1,557.7

Depreciation, Depletion, Accretion and Amortization
Aggregates	$124.7	$116.7	$482.2	$441.1
Asphalt	8.9	9.1	35.6	35.1
Concrete	12.4	19.6	72.8	83.1
Calcium	0.1	0.1	0.2	0.2
Other	6.4	7.0	26.2	28.0
Total	$152.5	$152.5	$617.0	$587.5

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,068.6	$918.7	$4,452.3	$3,875.2
Aggregates - tons	55.3	54.2	234.3	236.3
Freight-adjusted sales price [4]	$19.32	$16.96	$19.00	$16.40

Other Products
Asphalt Mix - tons	3.3	2.8	13.4	12.2
Asphalt Mix - sales price [5]	$76.92	$75.06	$75.76	$71.29

Ready-mixed concrete - cubic yards	1.5	2.3	7.5	10.5
Ready-mixed concrete - sales price [5]	$173.83	$157.58	$166.95	$150.82

[1] Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2] Includes product sales, as well as service revenues from our asphalt construction paving business.
[3] Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4] Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
[5] Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1
Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues
			(in millions, except per ton data)
		Three Months Ended		Twelve Months Ended
		December 31		December 31
	2023	2022	2023	2022
Aggregates segment
Segment sales	$1,411.0	$1,259.3	$5,909.9	$5,272.8
Freight & delivery revenues [1]	(309.4)	(318.4)	(1,350.2)	(1,291.3)
Other revenues	(33.0)	(22.2)	(107.4)	(106.3)
Freight-adjusted revenues	$1,068.6	$918.7	$4,452.3	$3,875.2
Unit shipments - tons	55.3	54.2	234.3	236.3
Freight-adjusted sales price	$19.32	$16.96	$19.00	$16.40

[1] At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Cash Gross Profit
			(in millions, except per ton data)
		Three Months Ended		Twelve Months Ended
		December 31		December 31
	2023	2022	2023	2022
Aggregates segment
Gross profit	$423.9	$327.1	$1,733.6	$1,408.5
Depreciation, depletion, accretion and amortization	124.7	116.7	482.2	441.1
Aggregates segment cash gross profit	$548.6	$443.8	$2,215.8	$1,849.6
Unit shipments - tons	55.3	54.2	234.3	236.3
Aggregates segment gross profit per ton	$7.67	$6.04	$7.40	$5.96
Aggregates segment cash gross profit per ton	$9.92	$8.19	$9.46	$7.83
Asphalt segment
Gross profit	$36.3	$17.1	$149.6	$57.3
Depreciation, depletion, accretion and amortization	8.9	9.1	35.6	35.1
Asphalt segment cash gross profit	$45.2	$26.2	$185.2	$92.4
Concrete segment
Gross profit	$11.4	$4.6	$62.1	$89.3
Depreciation, depletion, accretion and amortization	12.4	19.6	72.8	83.1
Concrete segment cash gross profit	$23.8	$24.2	$134.9	$172.4

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA
				(in millions)
		Three Months Ended		Twelve Months Ended
		December 31		December 31
	2023	2022	2023	2022
Net earnings attributable to Vulcan	$227.5	$119.4	$933.2	$575.6
Income tax expense, including discontinued operations	104.2	27.5	295.6	186.5
Interest expense, net	37.4	47.6	179.6	168.4
Depreciation, depletion, accretion and amortization	152.5	152.5	617.0	587.5
EBITDA	$521.6	$346.9	$2,025.4	$1,517.9
Loss on discontinued operations	$3.0	$3.5	$14.7	$25.2
(Gain) loss on sale of real estate and businesses, net	(51.9)	17.4	(67.1)	(6.1)
Charges associated with divested operations	3.3	2.8	7.9	3.8
Acquisition related charges [1]	0.1	4.1	2.1	17.1
Loss on impairments	0.0	0.0	28.3	67.8
Adjusted EBITDA	$476.1	$374.7	$2,011.3	$1,625.6

[1] Represents charges associated with acquisitions requiring clearance under federal antitrust laws. U.S. Concrete acquisition related costs in 2022 include the cost impact of purchase accounting inventory valuations of $4.1 million and change in control severance and retention charges of $7.2 million.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
	2023	2022	2023	2022
Net earnings attributable to Vulcan	$1.70	$0.89	$6.98	$4.31
Items included in Adjusted EBITDA above, net of tax	(0.25)	0.15	(0.08)	0.69
NOL carryforward valuation allowance	0.01	0.04	0.10	0.11
Adjusted diluted EPS attributable to Vulcan from
continuing operations	$1.46	$1.08	$7.00	$5.11

Projected EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2024 Projected EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$1,130
Income tax expense, including discontinued operations	330
Interest expense, net of interest income	155
Depreciation, depletion, accretion and amortization	610
Projected EBITDA	$2,225

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3
Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA
			(in millions)
			December 31
	2023		2022
Debt
Current maturities of long-term debt	$0.5		$0.5
Short-term debt	0.0		100.0
Long-term debt	3,877.3		3,875.2
Total debt	$3,877.8		$3,975.7
Cash and cash equivalents and restricted cash	(949.2)		(161.5)
Net debt	$2,928.6		$3,814.2
Trailing-Twelve Months (TTM) Adjusted EBITDA	$2,011.3		$1,625.6
Total debt to TTM Adjusted EBITDA	1.9	x	2.4	x
Net debt to TTM Adjusted EBITDA	1.5	x	2.3	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital
		(dollars in millions)
	Trailing Twelve Months Ended
	December 31	December 31
	2023	2022
Adjusted EBITDA	$2,011.3	$1,625.6
Average invested capital
Property, plant & equipment, net	$6,106.3	$5,810.4
Goodwill	3,626.5	3,708.5
Other intangible assets	1,593.4	1,737.5
Fixed and intangible assets	$11,326.2	$11,256.4

Current assets	$2,192.9	$1,898.8
Cash and cash equivalents	(352.8)	(161.3)
Current tax	(32.7)	(47.2)
Adjusted current assets	1,807.4	1,690.3

Current liabilities	833.7	1,002.1
Current maturities of long-term debt	(0.5)	(2.1)
Short-term debt	(20.0)	(137.6)
Adjusted current liabilities	813.2	862.4
Adjusted net working capital	$994.2	$827.9

Average invested capital	$12,320.4	$12,084.3

Return on invested capital	16.3%	13.5%